Exhibit 99.1

MBIA Inc. Reports Second Quarter 2017 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--August 8, 2017--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $1.2 billion, or $(9.78) per share, for the second quarter of 2017 compared to a consolidated GAAP net loss of $27 million, or $(0.20) per share, for the second quarter of 2016. The increase in year-over-year consolidated GAAP net loss was primarily due to the previously disclosed full valuation allowance on the Company’s deferred tax asset as of the second quarter of 2017. In addition, increased losses and loss adjustment expenses at National Public Finance Guarantee Corporation (National) also contributed to the unfavorable variance for this year’s second quarter result compared with last year’s second quarter.

Book value per share was $15.45 as of June 30, 2017 compared with $23.87 as of December 31, 2016. The decrease in book value per share since year-end 2016 was primarily due to the full valuation allowance on the Company’s deferred tax asset and additional loss and loss adjustment expense reserves, partially offset by the reduction of shares outstanding resulting from the repurchase of 9.0 million MBIA common shares during the first half of 2017.

The Company also reported a Combined Operating Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $139 million or $(1.09) per diluted share for the second quarter of 2017 compared with Combined Operating Income of $15 million or $0.12 per diluted share for the second quarter of 2016. The negative result for the second quarter of 2017 was primarily due to increased losses and loss adjustment expenses at National, primarily due to its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $26.26 as of June 30, 2017 compared with $31.88 as of December 31, 2016. The decrease in ABV per share since year-end 2016 was primarily due to the full valuation allowance on the Company’s deferred tax asset and additional loss and loss adjustment expense reserves, partially offset by the reduction of shares outstanding resulting from the repurchase of 9.0 million MBIA common shares during the first half of 2017.

Operating Income and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s President and Chief Operating Officer noted, “National’s losses and loss adjustment expenses in the quarter resulted from its insurance of several Puerto Rico credits, nearly all of which have entered bankruptcy-like proceedings under PROMESA. The ill-advised and unlawful actions of the Oversight Board and the administration of Governor Rossello have unnecessarily sacrificed PREPA’s restructuring support agreement and caused creditors to launch numerous legal actions, including five litigations where National is a plaintiff. We intend to vigorously exercise the rights and remedies associated with our insurance on the Puerto Rico bonds.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $1.3 billion, or $(10.13) per diluted common share, for the six months ended June 30, 2017 compared with a consolidated net loss of $105 million, or $(0.78) per diluted common share, for the first six months of 2016. The greater loss this year was primarily driven by the valuation allowance established on the Company’s deferred tax asset for the second quarter of 2017.

The Company’s Combined Operating Loss for the six months ended June 30, 2017 was $130 million or $(1.02) per diluted share compared with Combined Operating Income of $31 million or $0.24 per diluted share for the first six months of 2016. The $161 million adverse result for the first six months of 2017 was primarily due to National’s greater losses and loss adjustment expenses, primarily related to its Puerto Rico exposures.

MBIA Inc.

As of June 30, 2017, the Company’s consolidated net operating loss was $2.8 billion, which represented the largest component of its deferred tax asset, on which the Company established a full valuation allowance during the second quarter of 2017.

During the second quarter of 2017, the Company and its subsidiaries repurchased 4.2 million of its common shares at an average price of $8.30 per share.

As of June 30, 2017, there was $250 million remaining under the Company’s current share repurchase authorization, which was approved by the Company’s Board of Directors on June 27, 2017. As of August 2, 2017, 126 million of the Company’s common shares were outstanding.

As of June 30, 2017, MBIA Inc.’s liquidity position totaled $287 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

National Public Guarantee Financial Corporation

National had statutory capital of $3.3 billion and claims-paying resources totaling $4.6 billion as of June 30, 2017. National’s liquidity position totaled $689 million consisting primarily of cash and cash equivalents and liquid short-term invested assets as of June 30, 2017.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of June 30, 2017 was $548 million and claims-paying resources totaled $1.6 billion. As of June 30, 2017, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $115 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, August 9, 2017 at 8:00 AM (ET) to discuss its second quarter 2017 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 53460603. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on August 9 and will remain available until 11:59 p.m. on August 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 53460603. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s international and structured finance insurance. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	June 30, 2017	December 31, 2016
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $4,208 and $4,713)	$4,176	$4,694
Investments carried at fair value	154	146
Investments pledged as collateral, at fair value (amortized cost $168 and $234)	169	233
Short-term investments held as available-for-sale, at fair value (amortized cost $767 and $552)	768	552
Other investments (includes investments at fair value of $3 and $5)	5	8
Total investments	5,272	5,633

Cash and cash equivalents	143	163
Premiums receivable	384	409
Deferred acquisition costs	104	118
Insurance loss recoverable	483	504
Assets held for sale	-	555
Deferred income taxes, net	-	970
Other assets	106	113
Assets of consolidated variable interest entities:
Cash	21	24
Investments held-to-maturity, at amortized cost (fair value $894 and $876)	890	890
Investments carried at fair value	241	255
Loans receivable at fair value	1,690	1,066
Loan repurchase commitments	407	404
Other assets	26	33
Total assets	$9,767	$11,137

Liabilities and Equity
Liabilities:
Unearned premium revenue	$861	$958
Loss and loss adjustment expense reserves	714	541
Long-term debt	2,061	1,986
Medium-term notes (includes financial instruments carried at fair value of $123 and $101)	876	895
Investment agreements	365	399
Derivative liabilities	293	299
Liabilities held for sale	-	346
Other liabilities	175	233
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,261 and $1,351)	2,466	2,241
Total liabilities	7,811	7,898

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,997,527 and 283,989,999	284	284
Additional paid-in capital	3,168	3,160
Retained earnings	1,399	2,700
Accumulated other comprehensive income (loss), net of tax of $15 and $37	(39)	(128)
Treasury stock, at cost--158,175,472 and 148,789,168 shares	(2,868)	(2,789)
Total shareholders' equity of MBIA Inc.	1,944	3,227
Preferred stock of subsidiary	12	12
Total equity	1,956	3,239
Total liabilities and equity	$9,767	$11,137

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Premiums earned:
Scheduled premiums earned	$28	$44	$56	$89
Refunding premiums earned	16	29	37	59
Premiums earned (net of ceded premiums of $1, $2, $3 and $3)	44	73	93	148
Net investment income	37	37	89	76
Fees and reimbursements	6	1	8	2
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(3)	(2)	(34)	(16)
Unrealized gains (losses) on insured derivatives	6	(6)	(16)	(20)
Net change in fair value of insured derivatives	3	(8)	(50)	(36)
Net gains (losses) on financial instruments at fair value and foreign exchange	(61)	14	(44)	(55)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(54)	-	(54)	(1)
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	43	-	41	-
Net investment losses related to other-than-temporary impairments	(11)	-	(13)	(1)
Net gains (losses) on extinguishment of debt	-	3	8	5
Other net realized gains (losses)	34	-	37	(1)
Revenues of consolidated variable interest entities:
Net investment income	6	5	12	20
Net gains (losses) on financial instruments at fair value and foreign exchange	14	(7)	(19)	(8)
Other net realized gains (losses)	-	-	28	-
Total revenues	72	118	149	150

Expenses:
Losses and loss adjustment	170	77	264	99
Amortization of deferred acquisition costs	8	10	15	20
Operating	32	30	61	65
Interest	50	49	98	99
Expenses of consolidated variable interest entities:
Operating	3	3	5	7
Interest	19	4	36	16
Total expenses	282	173	479	306
Income (loss) before income taxes	(210)	(55)	(330)	(156)
Provision (benefit) for income taxes	1,019	(28)	971	(51)
Net income (loss)	$(1,229)	$(27)	$(1,301)	$(105)

Net income (loss) per common share:
Basic	$(9.78)	$(0.20)	$(10.13)	$(0.78)
Diluted	$(9.78)	$(0.20)	$(10.13)	$(0.78)

Weighted average number of common shares outstanding:
Basic	125,653,189	132,677,066	128,511,897	134,245,952
Diluted	125,653,189	132,677,066	128,511,897	134,245,952

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$(1,229)	$(27)	$(1,301)	$(105)
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(20)	(92)	(185)	(148)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(16)	(11)	16	(59)
Foreign exchange gains (losses)(2)	(32)	10	(39)	(18)
Net gains (losses) on sales of investments(2)	13	13	15	19
Net investment losses related to OTTI	(11)	-	(13)	(1)
Net gains (losses) on extinguishment of debt	-	3	8	5
Other net realized gains (losses)	(1)	(1)	(2)	(2)
Operating income adjustment to the (provision) benefit for income tax(3)	(1,023)	36	(971)	68
Operating income (loss)	$(139)	$15	$(130)	$31

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	Reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.

COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)

	As of June 30, 2017	As of December 31, 2016

Reported Book Value per Share	$15.45	$23.87
Reverse book value of the MBIA Corp. legal entity (2)	6.39	5.07
Book value after MBIA Corp. legal entity adjustment	21.84	28.94
Other book value adjustments:
Reverse net unrealized (gains) losses included in other comprehensive income (loss)	0.34	0.24
Add net unearned premium revenue (3)	4.08	4.31
Add tax effect on unrealized (gains) losses and unearned premium revenue (4)	-	(1.61)
Total other book value adjustments per share	4.42	2.94
Adjusted book value per share	$26.26	$31.88

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc.
(3)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	As of June 30, 2017, ABV per share was adjusted by applying a zero effective tax rate to the book value adjustments.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2017	December 31, 2016
Policyholders' surplus	$2,644	$2,731
Contingency reserves	690	745
Statutory capital	3,334	3,476

Unearned premiums	700	786
Present value of installment premiums (1)	174	187
Premium resources (2)	874	973

Net loss and loss adjustment expense reserves (1)	142	(98)
Salvage reserves	257	256
Gross loss and loss adjustment expense reserves	399	158
Total claims-paying resources	$4,607	$4,607

Net debt service outstanding	$161,082	$185,099

Capital ratio (3)	48:1	53:1

Claims-paying ratio (4)	37:1	43:1

MBIA Insurance Corporation (5)

	June 30, 2017	December 31, 2016
Policyholders’ surplus	$302	$238
Contingency reserves	246	254
Statutory capital	548	492

Unearned premiums	211	319
Present value of installment premiums (6) (8)	202	424
Premium resources (2)	413	743

Net loss and loss adjustment expense reserves (6)	(908)	(207)
Salvage reserves (7)	1,538	917
Gross loss and loss adjustment expense reserves	630	710
Total claims-paying resources	$1,591	$1,945

Net debt service outstanding	$23,217	$43,215

Capital ratio (3)	42:1	88:1

Claims-paying ratio (4)	16:1	26:1

(1)	Calculated using a discount rate of 3.18% as of June 30, 2017 and December 31, 2016.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Insurance Limited for December 31, 2016 only.
(6)	Calculated using a discount rate of 5.15% as of June 30, 2017 and December 31, 2016.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com